January 23, 2004

Stephen Diamond C.A.
1200 Sheppard avenue East
Suite 203
Toronto, Ontario
M2K 285

Dear Mr. Diamond:       Re;  Confirmaiton and Acceptance


This letter is to confirm your acceptance for appointment as auditor for Osprey Gold Cort. effective as of January 23, 2004 for the audit on the corporation's year-end of December 31, 2003 and for the new year (stub) end of January 31, 2004. Please acknowledge your acceptance by signing the bottom of this letter.

Yours ruly,


/s/ Betty North
---------------
Betty North
Secretary




I Stephen Diamond hereby accept the appointment as auditor for Osprey Gold Corp. as stated above.


/s/ Stehen Diamond C.A.        Dated: January 24, 2004
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Stephen Diamond C.A.